Exhibit 99.1
For Immediate Release

Date: February 9, 2017

Contact:	Robert M. Mahoney
President and Chief Executive Officer

Phone:	617-484-6700
Email:	robert.mahoney@belmontsavings.com

BSB Bancorp, Inc. Reports Fourth Quarter Results – Year Over Year Earnings Growth of 73%

BELMONT, MA, February 9, 2017 (PR Newswire) - BSB Bancorp, Inc. (NASDAQ-BLMT) (the “Company”), the holding company for Belmont Savings Bank (the “Bank”), a state-chartered savings bank headquartered in Belmont, Massachusetts, today reported net income of $3.31 million or $0.37 per diluted share for the quarter ended December 31, 2016 compared to net income of $2.07 million or $0.23 per diluted share for the quarter ended December 31, 2015 or an increase in net income of 60.0%. This is the Bank’s 14th consecutive quarter of earnings growth. For the twelve months ended December 31, 2016, the Company reported net income of $11.98 million or $1.33 per diluted share as compared to net income of $6.91 million or $0.78 per diluted share for the twelve months ended December 31, 2015 or an increase in net income of 73.3%.

Robert M. Mahoney, President and Chief Executive Officer, said, "We had a strong finish in 2016. Revenue growth was fueled by increased loan demand funded by impressive core deposit gains. Solid expense control and excellent credit quality also contributed to our 14th consecutive quarter of net income growth.”

NET INTEREST AND DIVIDEND INCOME

Net interest and dividend income before provision for loan losses for the quarter ended December 31, 2016 was $12.37 million as compared to $10.63 million for the quarter ended December 31, 2015 or a 16.4% increase. The provision for loan losses for the quarter ended December 31, 2016 was $601,000 as compared to $886,000 for the quarter ended December 31, 2015 or a 32.2% decrease. This resulted in an increase of $2.03 million or 20.8% in net interest and dividend income after provision for loan losses for the quarter ended December 31, 2016 as compared to the quarter ended December 31, 2015. Net interest and dividend income before provision for loan losses for the twelve months ended December 31, 2016 was $47.39 million as compared to $38.21 million for the twelve months ended December 31, 2015 or a 24.0% increase. The provision for loan losses for the twelve months ended December 31, 2016 was $2.39 million as compared to $2.32 million for the twelve months ended December 31, 2015 or a 2.9% increase. This resulted in an increase of $9.11 million or 25.4% in net interest and dividend income after provision for loan losses for the twelve months ended December 31, 2016 as compared to the twelve months ended December 31, 2015.

NONINTEREST INCOME

Noninterest income for the quarter ended December 31, 2016 was $703,000 as compared to $768,000 for the quarter ended December 31, 2015 or a decrease of 8.5%. Noninterest income for the twelve months ended December 31, 2016 was $2.75 million as compared to $3.17 million for the twelve months ended December 31, 2015 or a decrease of 13.1%. This decrease was primarily driven by a decrease in auto loan servicing fees and other auto loan related income driven by the suspension of new originations due to current market conditions.

NONINTEREST EXPENSE

Noninterest expense for the quarter ended December 31, 2016 was $7.05 million as compared to $7.17 million for the quarter ended December 31, 2015 or a decrease of 1.8%. Our efficiency ratio improved to 53.9% for the quarter ended December 31, 2016 from 62.9% for the quarter ended December 31, 2015 as we continue to grow the balance sheet and manage costs. Noninterest expense for the twelve months ended December 31, 2016 was $28.35 million as compared to $27.82 million for the twelve months ended December 31, 2015 or an increase of 1.9%. Our efficiency ratio improved to 56.5% for the twelve months ended December 31, 2016 from 67.3% for the twelve months ended December 31, 2015. Effectively managing headcount has contributed to improvement in our efficiency ratio. Since going public in the fourth quarter of 2011, we’ve grown total assets from $669 million to $2.16 billion, or an increase of 223%, while only increasing full time equivalent employee headcount by 26 from 96 to 122 or 27.1%.

BALANCE SHEET

At December 31, 2016, total assets were $2.16 billion, an increase of $345.79 million or 19.1% from $1.81 billion at December 31, 2015. The Company experienced net loan growth of $331.08 million or 21.6% from December 31, 2015 to December 31, 2016. Residential 1-4 family real estate loans, commercial real estate loans, construction loans, commercial loans and home equity lines of credit increased by $287.91 million, $42.45 million, $28.28 million, $10.21 million and $7.42 million, respectively. Partially offsetting these increases was a decrease in indirect auto loans of $43.73 million, driven by the suspension of new originations due to current market conditions. The asset growth was primarily funded by growth in deposits and federal home loan bank advances.

At December 31, 2016, deposits totaled $1.47 billion or an increase of $199.90 million or 15.7% from $1.27 billion at December 31, 2015. Core deposits, which we consider to include all deposits other than CD’s and brokered CD’s, increased by $122.74 million from $1.01 billion at December 31, 2015 to $1.13 billion at December 31, 2016. Hal R. Tovin, Executive Vice President and Chief Operating Officer, said “2016 has been a year of consistent deposit growth from multiple sources. Our targeted business banking segment strategy (municipalities, lawyers, property managers, non-profits) was enhanced with an additional focus on colleges and universities. In addition, our retail and commercial real estate relationships contributed to this deposit performance with strong growth in Q4.”

Total stockholders’ equity increased by $14.72 million from $146.20 million as of December 31, 2015 to $160.92 million as of December 31, 2016. This increase is primarily the result of earnings of $11.98 million and a $2.37 million increase in additional paid-in capital related to stock-based compensation.

ASSET QUALITY

The allowance for loan losses in total and as a percentage of total loans as of December 31, 2016 was $13.59 million and 0.73%, respectively, as compared to $11.24 million and 0.73%, respectively, as of December 31, 2015.  For the twelve months ended December 31, 2016, the Company recorded net charge offs of $40,000, as compared to net recoveries of $42,000 for the twelve months ended December 31, 2015. Total non-performing assets were $1.82 million or 0.08% of total assets as of December 31, 2016 as compared to $3.64 million or 0.20% of total assets as of December 31, 2015.

Company Profile

BSB Bancorp, Inc. is headquartered in Belmont, Massachusetts and is the holding company for Belmont Savings Bank. The Bank provides financial services to individuals, families, municipalities and businesses through its six full-service branch offices located in Belmont, Watertown, Cambridge, Newton and Waltham in Southeast Middlesex County, Massachusetts. The Bank's primary lending market includes Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts. The Company’s common stock is traded on the NASDAQ Capital Market under the symbol “BLMT.” For more information, visit the Company’s website at www.belmontsavings.com.

Forward-looking statements

Certain statements herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, our ability to continue to increase loans and deposit growth, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged, changes in the securities market, and other factors that are described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise, except as may be required by law.

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)

	December 31, 2016	December 31, 2015
	(unaudited)
ASSETS
Cash and due from banks	$2,211	$1,871
Interest-bearing deposits in other banks	56,665	49,390
Cash and cash equivalents	58,876	51,261
Interest-bearing time deposits with other banks	234	131
Investments in available-for-sale securities	22,048	21,876
Investments in held-to-maturity securities (fair value of $129,465 as of
December 31, 2016 and $136,728 as of December 31, 2015)	130,197	137,119
Federal Home Loan Bank stock, at cost	25,071	18,309
Loans held for sale	-	1,245
Loans, net of allowance for loan losses of $13,585 as of
December 31, 2016 and $11,240 as of December 31, 2015	1,866,035	1,534,957
Premises and equipment, net	2,355	2,657
Accrued interest receivable	4,635	3,781
Deferred tax asset, net	8,321	6,726
Income taxes receivable	423	-
Bank-owned life insurance	35,842	29,787
Other assets	4,667	5,067
Total assets	$2,158,704	$1,812,916

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$208,082	$192,476
Interest-bearing	1,261,340	1,077,043
Total deposits	1,469,422	1,269,519
Federal Home Loan Bank advances	508,850	374,000
Securities sold under agreements to repurchase	1,985	3,695
Other borrowed funds	-	1,020
Accrued interest payable	1,023	993
Deferred compensation liability	7,043	6,434
Income taxes payable	-	184
Other liabilities	9,460	10,868
Total liabilities	1,997,783	1,666,713
Stockholders' Equity:
Common stock; $0.01 par value per share, 100,000,000 shares authorized; 9,110,077 and 9,086,639
shares issued and outstanding at December 31, 2016 and December 31, 2015, respectively	91	91
Additional paid-in capital	92,013	89,648
Retained earnings	72,498	60,517
Accumulated other comprehensive income (loss)	103	(116)
Unearned compensation - ESOP	(3,784)	(3,937)
Total stockholders' equity	160,921	146,203
Total liabilities and stockholders' equity	$2,158,704	$1,812,916

Asset Quality Data:
Total non-performing assets	$1,822	$3,639
Total non-performing loans	$1,819	$3,631
Non-performing loans to total loans	0.10%	0.24%
Non-performing assets to total assets	0.08%	0.20%
Allowance for loan losses to non-performing loans	746.84%	309.56%
Allowance for loan losses to total loans	0.73%	0.73%

Share Data:
Outstanding common shares	9,110,077	9,086,639
Book value per share	$17.66	$16.09

Consolidated Capital Ratios:
Common Equity Tier 1 Risk-Based Capital Ratio	10.80%	11.34%
Tier 1 Risk-Based Capital Ratio	10.80%	11.34%
Total Risk-Based Capital Ratio	11.71%	12.22%
Leverage Ratio	7.64%	8.37%

BSB BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Interest and dividend income:
Interest and fees on loans	$15,268	$12,522	$57,513	$44,890
Interest on taxable debt securities	749	821	3,163	3,064
Dividends	225	128	760	373
Other interest income	49	21	185	79
Total interest and dividend income	16,291	13,492	61,621	48,406
Interest expense:
Interest on deposits	2,535	2,083	9,434	7,768
Interest on Federal Home Loan Bank advances	1,382	770	4,788	2,394
Interest on securities sold under agreements to repurchase	1	1	4	4
Interest on other borrowed funds	-	7	5	28
Total interest expense	3,918	2,861	14,231	10,194
Net interest and dividend income	12,373	10,631	47,390	38,212
Provision for loan losses	601	886	2,385	2,317
Net interest and dividend income after provision
for loan losses	11,772	9,745	45,005	35,895
Noninterest income:
Customer service fees	211	226	903	894
Income from bank-owned life insurance	288	257	1,050	893
Net gain on sales of loans	80	16	271	395
Loan servicing fee income	97	151	350	614
Other income	27	118		369
Total noninterest income	703	768	2,750	3,165
Noninterest expense:
Salaries and employee benefits	4,415	4,532	17,819	17,610
Director compensation	185	269	971	912
Occupancy expense	249	255	991	1,074
Equipment expense	126	111	452	533
Deposit insurance	396	283	1,285	969
Data processing	680	792	3,120	3,108
Professional fees	283	205	964	749
Marketing	224	217	872	926
Other expense	487	510	1,875	1,943
Total noninterest expense	7,045	7,174	28,349	27,824
Income before income tax expense	5,430	3,339	19,406	11,236
Income tax expense	2,120	1,270	7,425	4,322
Net income	$3,310	$2,069	$11,981	$6,914
Earnings per share
Basic	$0.38	$0.24	$1.38	$0.80
Diluted	$0.37	$0.23	$1.33	$0.78

Return on average assets	0.63%	0.47%	0.61%	0.44%
Return on average equity	8.28%	5.64%	7.79%	4.87%
Interest rate spread	2.24%	2.33%	2.31%	2.33%
Net interest margin	2.37%	2.46%	2.45%	2.48%
Efficiency ratio	53.88%	62.94%	56.54%	67.25%